EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 7, 2013—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Sept. 30, 2013, of $24.4 million, or $1.05 per share, compared to $23.6 million, or $1.02 per share, for the same period in the prior year.

For the quarter ending Sept. 30, 2013, the company benefitted from higher gas sales volumes of 4.3% reflecting higher customer demand during the third quarter of 2013. Also contributing to earnings during the quarter was the benefit of the carrying costs on the construction of the environmental controls at the Columbia Energy Center and savings from the continuation of MGE's ongoing effort to manage costs.

The company also experienced a 2.7% decrease in electric retail sales reflecting lower customer demand. The decline in customer demand was driven by a return to more normal weather in 2013 compared to unusually warm weather in 2012. The July 2013 average temperature of 71.9 degrees was 9.8% lower than the average temperature of 79.7 degrees in July 2012. The normal average temperature in July is 72.4 degrees.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 140,000 customers in Dane County, Wis., and purchases and distributes natural gas to 145,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended September 30,	2013	2012
Operating revenue	$140,099	$137,838
Operating income	$39,900	$39,888
Net income	$24,353	$23,642
Earnings per share (basic and diluted)	$1.05	$1.02
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Nine Months Ended September 30,	2013	2012
Operating revenue	$435,624	$404,318
Operating income	$102,025	$93,413
Net income	$60,828	$53,960
Earnings per share (basic and diluted)	$2.63	$2.33
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Contact

Steve Kraus

Manager - Media Relations

608-252-7907